                                                                EXHIBIT (a) (1)

                           Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
                  (Including the Associated Rights to Purchase
                 Series A Junior Participating Preferred Stock)
                                       of
                       Shared Medical Systems Corporation
                                       at
                               $73 Net Per Share
                                       by
                        Autobahn Acquisition Corporation
                          a wholly owned subsidiary of

                              Siemens Corporation

                     an indirect wholly owned subsidiary of

                           Siemens Aktiengesellschaft


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JUNE 7, 2000, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK (THE "RIGHTS" AND, COLLECTIVELY WITH THE COMMON STOCK, THE "SHARES"), OF SHARED MEDICAL SYSTEMS CORPORATION (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES. THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13.

   THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 30, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG SIEMENS CORPORATION, AUTOBAHN ACQUISITION CORPORATION AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 30, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named herein, (2) follow the procedure for book-entry tender of Shares set forth in
Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

   The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's Shares will also constitute a tender of the associated Rights. A stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

                      The Dealer Manager for the Offer is:

                            [LOGO OF CREDIT SUISSE]

May 10, 2000

                               SUMMARY TERM SHEET

   This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as amended and supplemented, constitute the "Offer"). We have included section references to direct you to a more complete description of the topics contained in this summary.

 .  WHO IS OFFERING TO BUY MY SECURITIES?

  Autobahn Acquisition Corporation (the "Merger Sub"), a wholly owned subsidiary of Siemens Corporation and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft ("Siemens AG"), is offering to buy your Shares as described in this document. See Section 9 of this document for further information about Siemens AG, Parent and Merger Sub.

 .  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  Autobahn Acquisition Corporation is offering to buy all of the outstanding Shares, including the associated Rights, of Shared Medical Systems Corporation. For information about the conditions to which the Offer is subject, see Section 13 of this document.

 .  HOW MUCH IS AUTOBAHN ACQUISITION CORPORATION OFFERING TO PAY AND WHAT IS THE
   FORM OF PAYMENT?

  Autobahn Acquisition Corporation is offering to pay $73 in cash for each Share, including the associated Rights, of Shared Medical Systems Corporation. See Section 1 of this document for information about the terms of the Offer.

 .  DOES AUTOBAHN ACQUISITION CORPORATION HAVE THE FINANCIAL RESOURCES TO MAKE
   PAYMENT?

  Yes. Siemens Corporation, parent of Autobahn Acquisition Corporation, will be financing the Offer described in this document with funds provided by Siemens AG and its affiliates. See Section 12 of this document for more information about how Siemens Corporation will finance the Offer.

 .  ARE SIEMENS CORPORATION'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO
   WHETHER TO TENDER IN THE OFFER?

  Since the Offer is for cash and is not subject to any financing condition, Siemens Corporation's financial results should not be relevant to your decision on whether to tender your Shares in the Offer.

 .  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING
   PERIOD?

  You may tender your Shares into the Offer until 12:00 midnight, New York City time, on June 7, 2000, which is the scheduled expiration date of the offering period, unless Autobahn Acquisition Corporation decides to extend the offering period or provide a subsequent offering period. See Section 3 of this document for information about tendering your Shares.

 .  CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  Yes, Autobahn Acquisition Corporation may elect to extend the Offer (1) on one or more occasions, for a period not longer than 20 business days at a time, if at the then-scheduled expiration date of the Offer any of the conditions to Autobahn Acquisition Corporation's obligations to accept for payment and pay for the Shares is not satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, and (3) on one or more occasions for an aggregate period of not more than 20 business days if a number of Shares representing at least a majority but less that 90% of the total number of outstanding Shares shall have been validly tendered prior to the expiration of the Offer and not withdrawn. See Section 1 of this document for information about extension of the Offer.

 .  WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

  Following the satisfaction of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, Autobahn Acquisition Corporation may elect to provide a subsequent offering period, although Autobahn Acquisition Corporation currently has no intention to do so.

 .  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  Autobahn Acquisition Corporation will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer. If Autobahn Acquisition Corporation determines to provide a subsequent offering period, it will publicly disclose its intentions by issuing a press release no later than 9:00 a.m., New York City time, on the next day after the expiration date of the offering period. Any such press release will state the approximate number of Shares tendered to date.

 .  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The Offer is conditioned upon, among other things, at least a majority of the total number of outstanding Shares of Shared Medical Systems being validly tendered and not withdrawn. For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this document.

 .  HOW DO I TENDER MY SHARES?

  If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in "street name" you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on June 7, 2000, which is the expiration date of the Offer, unless Autobahn Acquisition Corporation decides to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See
  Section 3 of this document for more information on the procedures for tendering your Shares.

 .  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  The tender of your Shares may be withdrawn at any time prior to the expiration date of the offering period. There will be no withdrawal rights during any subsequent offering period. See Section 4 of this document for more information.

 .  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker or bank if your Shares were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see Section 4 of this document.

 .  WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

  The Board of Directors of the Company, by unanimous vote of the directors present at a meeting of the Board of Directors held on April 30, 2000, determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company, approved the Merger and the other transactions contemplated by the Merger Agreement and approved the Merger Agreement. The Board of Directors recommends that the Company's stockholders accept the Offer and tender their Shares in the Offer.

 .  IF AUTOBAHN ACQUISITION CORPORATION CONSUMMATES THE TENDER OFFER, WHAT ARE
   AUTOBAHN ACQUISITION CORPORATION'S PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

  If Autobahn Acquisition Corporation purchases at least a majority of the Shares of Shared Medical Systems Corporation pursuant to the Offer, it intends to cause a merger to occur between Autobahn Acquisition Corporation and Shared Medical Systems Corporation in which stockholders who have not previously tendered their Shares will also receive $73 in cash subject to their right to dissent and demand the fair cash value of their Shares. If Autobahn Acquisition Corporation does not receive at least a majority of the Shares, it does not presently intend to acquire any Shares.

 .  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  The purchase of the Shares by Autobahn Acquisition Corporation will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares may also cease to be listed on the New York Stock Exchange. Also, Shared Medical Systems Corporation may cease making filings with the SEC or may otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 of this document for complete information about the effect of the Offer on your Shares.

 .  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On April 28, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing price of the Common Stock on the New York Stock Exchange was $41.4375 per Share. On May 9, 2000, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the Common Stock on the New York Stock Exchange was $71.00 per Share. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this document for recent high and low sales prices for the Shares.

 .  WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

  Stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Parent pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. Stockholders who hold their Shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

 .  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  If you have any questions you can call the Dealer Manager, Credit Suisse First Boston Corporation at (800) 646-4543 (toll free), or the Information Agent, Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll free). See the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
SUMMARY TERM SHEET........................................................    i
INTRODUCTION..............................................................    1
   1. Terms of the Offer..................................................    2
   2. Acceptance for Payment and Payment for the Shares...................    4
   3. Procedure for Tendering the Shares..................................    5
   4. Rights of Withdrawal................................................    8
   5. Certain Federal Income Tax Consequences of the Offer................    8
   6. Price Range of the Shares...........................................    9
   7. Effect of the Offer on the Market for the Shares; Stock Quotation,
         Margin Regulations and Exchange Act Registration.................    9
   8. Certain Information Concerning the Company..........................   10
   9. Certain Information Concerning Siemens AG, Parent and the Merger
   Sub....................................................................   13
  10. Background of the Offer; Contacts with the Company..................   14
  11. Purpose of the Offer; Plans for the Company; the Merger.............   15
  12. Source and Amount of Funds..........................................   24
  13. Certain Conditions of the Offer.....................................   24
  14. Dividends and Distributions.........................................   26
  15. Certain Legal Matters...............................................   26
  16. Fees and Expenses...................................................   28
  17. Miscellaneous.......................................................   28
Schedule A  Information Concerning the Directors and Executive Officers of
            Siemens AG, Parent and the Merger Sub.........................  A-1

To the Holders of the Shares of
Shared Medical Systems Corporation

                                  INTRODUCTION

   Autobahn Acquisition Corporation, a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of Siemens Corporation, a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Shared Medical Systems Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of May 1, 1991, as amended (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C. (the Common Stock and the Rights together being referred to herein as the "Shares"), at $73 per Share, net to the seller in cash (the "Common Stock Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by the Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Merger Sub will pay all charges and expenses of Credit Suisse First Boston Corporation, as dealer manager ("Credit Suisse First Boston" or the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications Inc. (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

   The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 30, 2000, among Parent, the Merger Sub and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

   The Merger shall become effective (i) upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or (ii) at such time as shall be stated in such filing (such time, the "Effective Time"). In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights ("Dissenting Stockholders") pursuant to
Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Common Stock Price.

   The Board of Directors of the Company, by unanimous vote of the directors present at a meeting of the Board of Directors held on April 30, 2000, determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company, approved the Merger and the other transactions contemplated by the Merger Agreement and approved the Merger Agreement. The Board of Directors recommends that the Company's stockholders accept the Offer and tender their Shares in the Offer.

   Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to the Company, has delivered to the Board of Directors of the Company its opinion, dated April 30, 2000 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters set forth therein, the $73.00 per Share in cash to be received by holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders herewith. Stockholders are urged to, and should, read the Financial Advisor Opinion carefully.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares representing at least a majority of the outstanding Shares and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 13.

   According to the Company, as of April 30, 2000 there were 27,012,963 Shares outstanding and there were 3,022,844 Shares reserved for issuance under then-exercisable stock options pursuant to the Company's stock option and incentive plans. Based on such information, the Minimum Condition would be satisfied if 13,506,482 Shares were validly tendered and not withdrawn.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer.

   Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Merger Sub will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 7, 2000, unless and until the Merger Sub shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Merger Sub, shall expire. The period from the date hereof until 12:00 Midnight, New York City time, on June 7, 2000, as such period may be extended, is referred to as the "Offering Period."

   The Merger Sub may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. The Merger Sub will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly paid for. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

   The Rights presently are transferrable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

   Subject to the terms of the Merger Agreement (see Section 11) and applicable rules and regulations of the SEC, the Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the SEC, the Merger Sub also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of, or payment for, any tendered Shares not theretofore accepted for payment or paid for, (ii) subject to limitations provided in the Merger Agreement, to terminate or amend the Offer on the failure of any of the conditions specified in Section 13 and (iii) to waive any condition (other than the Minimum Condition described herein and the condition that the Merger Agreement not be terminated in accordance with its terms) and to modify or change any other term and condition of the Offer (subject to the consent of the Company in certain instances), by giving oral or written notice of such delay, termination, amendment, waiver, modification or change to the Depositary. The Merger Sub will make a public announcement of any such delay, termination, amendment, waiver, modification or change. Unless previously approved by the Company in writing, no term and condition of the Offer may be modified or changed which decreases the Common Stock Price, changes the form of consideration payable in the Offer (other than by adding consideration), limits the number of Shares sought in the Offer, changes the Minimum Condition, changes the material conditions to the Offer in a manner adverse to the Company or its stockholders or option holders or imposes additional material conditions to the Offer. If the Merger Sub elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period, not beyond a total of 20 business days, by giving oral or written notice of such extension to the Depositary. Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

   Pursuant to the Merger Agreement, the Merger Sub may, without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by the Merger Sub in its sole discretion (each such extension period not to exceed 20 business days at a time), if at the then-scheduled expiration date of the Offer any of the conditions to the Merger Sub's obligations to accept for payment and pay for the Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, and
(iii) extend the Offer on one or more occasions for an aggregate period of not more than 20 business days if a number of Shares representing at least a majority of the total number of outstanding Shares shall have been validly tendered prior to the expiration of the Offer and not withdrawn (the "Minimum Condition"), but less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn.

   Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Merger Sub may choose to make any public announcement, the Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

   The Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Merger Sub will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

   If, during the Offering Period, the Merger Sub, if previously approved by the Company in writing, shall decrease the number of Shares sought pursuant to the Offer or the Common Stock Price, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business day period.

   Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), obtaining clearance from the German Federal Cartel Authority and the other conditions set forth in Section 13. With respect to antitrust compliance, see
Section 15. The Merger Sub reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, the Merger Sub may, in its sole discretion, elect to: (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; (ii) waive all of the unsatisfied conditions (other than the Minimum Condition and the condition that the Merger Agreement not be terminated in accordance with its terms) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that the Merger Sub waives any condition set forth in Section 13, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that the Merger Sub disseminate information concerning such waiver.

   The Company has provided the Merger Sub with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Merger Sub to record holders of the Shares and will be furnished by the Merger Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2. Acceptance for Payment and Payment for the Shares.

   Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

   For purposes of the Offer, the Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Merger Sub and transmitting such payments to the tendering stockholders. In all cases, payment for any Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the certificates and other required documents occur at different times. The price paid to any holder of the Shares pursuant to the Offer will be the highest price per Shares paid to any other holder of such Shares pursuant to the Offer.

   Under no circumstances will interest on the Common Stock Price for the Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

   The Merger Sub reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

   Valid Tender. To tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents must be received by the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, at one of its addresses set forth on the back cover of this Offer to Purchase or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

   The Rights presently are transferred only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

   Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the

Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Merger Sub may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The method of delivery of any Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for any Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, may tender such Shares by following all of the procedures set forth below:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Merger Sub, is received by the Depositary, as provided below, prior to the Expiration Date, or the expiration of any Subsequent Offering Period; and

     (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Other Requirements. Notwithstanding any provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2.

   Tender Constitutes an Agreement. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Merger Sub upon the terms and subject to the conditions of the Offer.

   Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Merger Sub as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Merger Sub and with respect to any and all non-cash dividends, distributions, rights, and other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after April 30, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Merger Sub deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by the Merger Sub of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Merger Sub's designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. The Merger Sub reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon the Merger Sub's depositing the payment for such Shares with the Depositary, the Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by the Merger Sub in its sole discretion, which determination will be final and binding. The Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Merger Sub's counsel, be unlawful. The Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Siemens AG, Parent, the Merger Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute

Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Merger Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4. Rights of Withdrawal.

   Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by the Merger Sub pursuant to the Offer, may also be withdrawn at any time after July 8, 2000. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Merger Sub, in its sole discretion, which determination shall be final and binding. None of Siemens AG, Parent, the Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date, or the expiration of any Subsequent Offering Period.

   If the Merger Sub extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to the Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of the Merger Sub, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Certain Federal Income Tax Consequences of the Offer.

   Sales of the Shares pursuant to the Offer and the exchange of the Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

   The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

6. Price Range of the Shares.

   The Shares are listed on the NYSE under the symbol "SMS". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the New York Stock Exchange based on public sources:

                                                        Sales Price
                                                     -----------------
                                                       High     Low    Dividends
                                                     -------- -------- ---------
     Calendar Year
     1998:
       First Quarter................................ $79.375  $59.4375   $0.21
       Second Quarter...............................  82.6875  67.00     $0.21
       Third Quarter................................  86.50    52.00     $0.21
       Fourth Quarter...............................  56.625   40.0625   $0.21
     1999:
       First Quarter................................  59.875   42.75     $0.21
       Second Quarter...............................  73.50    53.00     $0.21
       Third Quarter................................  65.375   44.00     $0.21
       Fourth Quarter...............................  55.125   35.50     $0.21
     2000:
       First Quarter (through May 9, 2000)..........  71.00    37.875    $0.21

   On April 28, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the NYSE was $41.4375 per Share. On May 9, 2000, the last full trading day prior to commencement of the Offer, the reported closing price of Common Stock on the NYSE was $71.00 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Quotation, Margin Regulations and Exchange Act Registration.

   Market for the Shares. The purchase of any Shares by the Merger Sub pursuant to the Offer will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Stock Quotation. Shares of Common Stock are listed on the NYSE. According to the NYSE's published guidelines, the NYSE will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holders of 10% or more ("NYSE Excluded Holdings")) is less than 600,000 (subject to proportionate reduction if the unit of trading is less than 100 shares), there are fewer than 400 stockholders (or, if the average trading volume for the most recent 12 months is less than 100,000 shares, fewer than 1,200 stockholders), or the aggregate market value of publicly-held Shares (excluding NYSE Excluded Holdings), subject to certain adjustments based upon market conditions, is less than $8,000,000. According to information furnished to the Merger Sub by the Company as of the close of business on April 30, 2000, there were 5,493 holders of record of the Shares not including beneficial holders of any Shares in street name, and there were 27,012,963 Shares outstanding. If the Shares were to be delisted, the associated Rights would be delisted as well.

   If the NYSE were to delist the Shares, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE or for continued inclusion on the Federal Reserve Board's list of "margin securities". The Merger Sub intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of such Shares under the Exchange Act and the listing of such Shares on the NYSE will be terminated following the completion of the Merger.

8. Certain Information Concerning the Company.

   The Company is a Delaware corporation with its principal executive offices located at 51 Valley Stream Parkway, Malvern, Pennsylvania (telephone number 610-219-6300).

   The Company, incorporated in 1969, is a leading supplier of information solutions to the health industry in over 20 countries and territories in North America, Europe, and New Zealand. The Company's customers include hospitals and public health institutions; physician groups, clinics, and diagnostic and treatment centers; home health, assisted living, and hospice care providers; rehabilitation, behavioral, and long-term care facilities; and health enterprises, which are comprehensive networks composed of multiple health providers.

   The Company develops and delivers a wide range of comprehensive solutions to meet the information technology needs of its customers. These solutions consist of software and related services, professional services, and computer hardware. Software and related services include clinical, financial and administrative, enterprise management, and decision support systems; and related application processing, electronic data interchange, enterprise systems management, managed Internet, and support services. The Company also offers a variety of complementary professional services including implementation; networking; customer education; specialized clinical, financial and technology consulting; and information technology, managed care administration and business office outsourcing. The Company's information systems operate on hardware platforms that range from personal computers, to client/server networks, minicomputers, and mainframes, which can be remotely hosted at the Company's Information Services Center (ISC) via the SMS Health Information Network or operated at the customer's site, depending on the type of solution chosen and the operational needs of the customer.

   The Company has two geographic segments, North America and International. Financial information by business segment and geographic area can be found on page 34 of the Company's 1999 Annual Report to Stockholders, Notes to Consolidated Financial Statements, Business Segment Information (Note 9), which may be obtained from the SEC. See "Available Information" below.

   North America has historically been the Company's largest market, accounting for 86% of 1999 revenues. The Company currently has contracts with health providers in 47 states, the District of Columbia, Puerto Rico, Bermuda, and Canada. The Company markets its information systems and provides implementation services and ongoing technical, consulting and educational support with a field staff working from branch offices. At its Corporate Headquarters and ISC, the Company has customer service staff, applications specialists, and communications and computer operations personnel who assist customers in their day-to-day use of the Company's systems, and system designers and programmers who work to improve existing software applications and develop additional information systems.

   The Company's international operations accounted for 14% of 1999 revenues. The Company entered the health information market in Europe in 1981 and New Zealand in 1997. The Company's international information systems and related services are provided to customers in 14 European countries and New Zealand primarily through twelve international branch offices.

   Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended 1999 as contained in the Company's 1999 Annual Report to Stockholders, and incorporated by reference in its Annual Report on Form 10-K (the "Form 10-K"). More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below.

                       SHARED MEDICAL SYSTEMS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                Three Months Ended
                                  March 31, 2000     Year Ended December 31,
                                ------------------ ---------------------------
                                                     1999      1998     1997
                                   (unaudited)     --------- --------- -------
Income Statement Data
  Revenues.....................      240,615       1,217,145 1,135,393 921,341
  Income before income taxes...        4,286         122,535   114,199  98,551
  Net income...................        2,657          75,972    70,803  61,102
  Net income per common share:
    Basic......................         0.10            2.85      2.68    2.34
    Diluted....................         0.10            2.80      2.62    2.30
Balance Sheet Data (at period
 end):
  Current assets...............      435,814         479,542   411,205 319,260
  Total assets.................      869,595         915,744   808,448 613,976
  Current liabilities..........      199,844         246,609   366,958 229,584
  Stockholders' investment.....      456,781         457,134   399,350 329,857

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although the Merger Sub, Parent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Siemens AG, Parent, the Merger Sub and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Siemens AG, Parent, the Merger Sub or the Dealer Manager.

   Other Financial Information. During the course of the discussions and information exchange between Siemens AG and the Company that led to the execution of the Merger Agreement, the Company provided Siemens AG and its financial advisors with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company for fiscal years 2000, 2001 and 2002 (i.e., without regard to the impact on the Company of a transaction with Parent and Merger Sub) and the Company's budget for fiscal year 2000. The financial projections included, among other things, the following forecasts of the Company's consolidated revenues and net income, respectively (in millions): in 2000, $1,274 and $77; in 2001, $1,450 and $97;
and in 2002, $1,725 and $130. After reviewing the Company's preliminary results of operations for the quarter ended March 31, 2000, Company management revised its forecasts of 2000 revenues and net income (in millions) to $1,200 and $70, respectively, and provided such revisions to Siemens AG on April 20, 2000.

   The Company has advised Siemens AG, Parent and the Merger Sub that it does not as a matter of course make public any projections as to future performance or earnings, and the aforementioned projections are included in this Offer to Purchase solely because such information was provided to Siemens AG and its financial advisors during the course of Siemens AG's and Parent's evaluation of the Company. Siemens AG, Parent and the Merger Sub did not rely on such information in their valuation of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Siemens AG, Parent and the Merger Sub that (i) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Siemens AG, Parent, the Merger Sub or any of their representatives, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Siemens AG, Parent, the Merger Sub or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Siemens AG, Parent, the Merger Sub or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of the Company, Siemens AG, Parent, the Merger Sub or any of their respective financial advisors or the Dealer Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov. Such material should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

9. Certain Information Concerning Siemens AG, Parent and the Merger Sub.

   Siemens AG is a corporation organized under the laws of the Federal Republic of Germany, with its principal executive offices at Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. The telephone number of Siemens AG at such location is 011-49-89-636-00. Siemens AG's principal business is the design, development, manufacture and marketing of a wide range of electrical and electronic products and systems.

   Parent is a corporation organized under the laws of the State of Delaware, with its principal executive offices at 153 East 53rd Street, New York, NY 10022. All of the outstanding capital stock of Parent is held by Siemens Beteiligungs Verwaltungs, GmbH, Siemens Nixdorf Informationssysteme AG and OSRAM GmbH, each of which is a corporation organized under the laws of the Federal Republic of Germany, and Siemens Building Technologies AG, a corporation organized under the laws of Switzerland. All of these subsidiaries in turn are direct wholly owned subsidiaries of Siemens AG.

   The Merger Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer.

   Financial Information of Siemens AG. Siemens AG is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the SEC relating to its business, financial condition and other matters.

   Other Information Regarding Siemens AG, Parent and the Merger Sub. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Siemens AG, Parent and the Merger Sub are set forth in Schedule A to this Offer to Purchase.

   None of Siemens AG, Parent or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. None of Siemens AG, Parent or the Merger Sub has purchased any Shares during the past two years.

   Except as set forth in Section 10, there have been no negotiations, transactions or material contacts between Siemens AG, Parent or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, none of Siemens AG, Parent or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. Background of the Offer; Contacts with the Company.

   As an ongoing part of its growth strategy, Siemens AG from time to time considers acquisition opportunities of companies or assets that would complement or expand its existing lines of business. In the summer of 1999, representatives of Credit Suisse First Boston began discussions with certain members of Siemens AG regarding the identification of strategic opportunities in the healthcare information technology sector. The Company was one of the potential acquisition opportunities identified by Credit Suisse First Boston.

   On March 2, 2000, a third party publicly announced an unsolicited offer to acquire the Company in a stock-for-stock transaction. During the next two weeks, representatives of Credit Suisse First Boston met and held telephone conferences with representatives of Siemens AG to evaluate and consider submitting a competing offer to acquire the Company. On March 13, 2000, Prof. Dr. Erich Reinhardt, Chief Executive Officer and Group President of Siemens Medical Engineering, authorized representatives of Credit Suisse First Boston to approach Goldman Sachs, the Company's financial advisor, to discuss Siemens AG's interest in an acquisition of the Company. A representative of Credit Suisse First Boston contacted Goldman Sachs for this purpose on March 13, 2000.

   On March 17, 2000, at the invitation of Goldman Sachs, Siemens AG delivered to Goldman Sachs a preliminary, non-binding letter, addressed to Marvin S. Cadwell, President and Chief Executive Officer of the Company, indicating Siemens AG's interest in acquiring all of the Company's outstanding equity for cash at an estimated price of $72.00 per Share. On March 23, 2000, at the request of the Company, Parent entered into a confidentiality agreement with the Company that would permit Siemens AG and Parent to obtain confidential information required to evaluate a potential transaction with the Company. In late March and early April, representatives of Siemens AG and Parent and their financial, accounting and legal advisors conducted a due diligence investigation of the Company, which involved several meetings with representatives of the Company and a review of public and non-public documents provided by the Company.

   On April 13, 2000, Goldman Sachs delivered to Prof. Reinhardt a letter inviting Siemens AG to submit to Goldman Sachs by April 26, 2000 a definitive proposal for a business combination transaction involving Siemens AG and the Company and setting forth the guidelines for such a proposal. On April 17, the Company's legal counsel delivered to Siemens AG and Parent and their legal counsel a draft proposed merger agreement on which Siemens AG and Parent were requested to mark all of their suggested changes and which was to be included with any acquisition proposal submitted by Siemens AG and Parent.

   On April 14, 2000, certain members of Siemens AG management met with the Executive Committee of the Management Board of Siemens AG (the "Siemens Board") to present the findings of their due diligence inquiries regarding the possible acquisition of the Company and to seek the Siemens Board's approval to submit a proposal to acquire all of the outstanding shares of the Company. Upon consideration of the issues presented by Siemens AG management, the Siemens Board duly authorized the management of Siemens AG to submit an offer to acquire the outstanding shares of the Company at an approved valuation.

   After meetings and telephone conferences with its financial, accounting and legal advisors from April 19 to April 25, Siemens AG submitted to the Company through Goldman Sachs a written proposal pursuant to which a subsidiary of Parent would acquire all of the Company's outstanding capital stock at a price of $72.25 per Share in cash, subject to execution of a definitive, mutually satisfactory merger agreement between the parties, completion of certain confirmatory due diligence and other limited conditions. Siemens AG's proposal also included a copy of the Company's proposed merger agreement, marked to show Siemens AG's and Parent's proposed changes.

   On April 28, 2000, representatives of Goldman Sachs contacted a representative of Credit Suisse First Boston to invite Siemens AG and its representatives to meet with representatives of the Company and its advisors to review Siemens AG's acquisition proposal, including the proposed purchase price, and to determine whether Siemens and the Company could agree to terms for an acquisition.

   On April 29 and 30, 2000, members of management of Siemens AG and the Company, together with their respective legal and financial advisors, met in Philadelphia and extensively negotiated the terms of the proposed acquisition and the definitive documentation. The principal issues discussed among the parties during these negotiations included the purchase price, the nature and extent of the parties' representations and warranties, the conditions to the Offer, the parties' respective rights to terminate the Agreement, the amount of the termination payment that would be required of the Company and the circumstances under which such termination payment would become payable, and Parent's commitments with respect to the Company's benefit plans and awards for employees and non-employee directors. In the course of these negotiations, in response to the Company's request to increase the offered price, Siemens AG and Parent increased the offered purchase price to $73.00 per Share.

   After a meeting of the Board of Directors of the Company on April 30, 2000, Parent, the Merger Sub and the Company executed the Merger Agreement and the transaction was announced prior to the opening of trading in Shares on May 1, 2000.

11. Purpose of the Offer; Plans for the Company; the Merger.

   Purpose. The purpose of the Offer and the Merger is to enable Siemens AG indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time (as defined herein), be an indirect wholly owned subsidiary of Siemens AG.

   Plans for the Company. Except as disclosed in this Offer to Purchase, none of Siemens AG, Parent or the Merger Sub has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the

Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board. Parent and Siemens AG will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of other business units of Siemens AG and Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent and Siemens AG acquire control of the Company, Parent and Siemens AG will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations. In addition, Parent currently intends to terminate the declaration of dividends on the Common Stock after the consummation of the Offer.

   Assuming the Minimum Condition has been satisfied and the Merger Sub purchases all Shares tendered pursuant to the Offer, the Merger Sub intends, subject to Rule 14f-1 of the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors of the Company. Under the Merger Agreement, the Company has agreed, concurrently with the Merger Sub's acceptance for payment and payment for such Shares, upon the request of Parent or the Merger Sub, to increase the size of the Company's Board of Directors by such number as is necessary to enable the Merger Sub to elect to the Board of Directors up to a number of the Merger Sub's designees equal to the product of (i) the total number of directors on the Board of Directors after giving effect to the increase and (ii) the percentage that the number of the Shares then beneficially owned by the Merger Sub and its affiliates bears to the number of the Shares then outstanding. The Merger Sub presently intends to select such designees to the Board of Directors from among individuals (who are currently officers or directors of Parent, Siemens AG or affiliates thereof) identified in a list that Parent had provided to the Company and that the Company has included in its Schedule 14D-9. The Merger Agreement also provides that the directors of the Company immediately prior to the Effective Time shall be the directors of the Company after the consummation of the Merger (also referred to as the "Surviving Corporation") at and after the Effective Time. The Merger Sub or an affiliate of the Merger Sub may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Company's Board of Directors has approved the Merger Agreement and the Merger Sub's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable. The Merger Sub and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

   The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Siemens AG, Parent and the Merger Sub (the "Schedule TO") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

   The Offer. The Merger Agreement provides that Parent will cause the Merger Sub to commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Parent will cause the Merger Sub to accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that the Merger Sub is permitted to accept and pay for under applicable law. The Merger Agreement provides that Merger Sub has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described above in Section 1.

   If the Merger Sub acquires 90% or more of the outstanding Shares pursuant to the Offer, it will have the votes necessary under Delaware law to approve the Merger without a meeting of the Company's stockholders. Under the DGCL, if the Merger Sub owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, if at least approximately 24,311,666 Shares (or such greater number as may be necessary if options are exercised) are acquired pursuant to the Offer or otherwise, the Merger Sub will be able to and intends to effect the Merger without a meeting of holders of the Shares. The Merger Agreement provides that, simultaneously with or as soon as practicable after expiration of the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, the Merger Sub will be merged into the Company. At the Effective Time, each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (other than Shares held by stockholders of the Company who properly exercise dissenters' rights under the applicable provisions of the DGCL) will be converted into the right to receive $73 in cash or any higher price which may be paid for the Shares pursuant to the Offer, without interest (the "Merger Consideration").

   Vote Required to Approve Merger. The DGCL requires that the adoption of any plan of merger or consideration of the Company must be approved by the holders of a majority of the Company's outstanding Shares if the "short form" merger procedure described above is not available. In such case, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any shares owned by the Merger Sub) is required to approve the Merger. If the Merger Sub acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Merger Sub were to accept for payment, and pay for, Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

   Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     (1) if required by the DGCL, the Merger Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law;

     (2) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental agency or authority which is in effect and has the effect of prohibiting the consummation of the Merger;

     (3) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated and the consent of the Bundeskartellamt (the German Federal Cartel Authority) shall have been obtained;

     (4) in the case of the Company's obligations, (i) all other required statutory approvals necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time, and (ii) all other consents or approvals of governmental authorities necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (defined as any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other such changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole); and

     (5) in the case of Parent's and the Merger Sub's obligations, (i) all other required statutory approvals necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time, and (ii) all other consents or approvals of governmental authorities necessary for the consummation of the Merger and the transactions contemplated by the Merger

  Agreement shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval would not prevent the consummation of the Offer or the Merger or materially impede the operation or use of any of the Company's assets or business after the Effective Time.

   Termination of the Merger Agreement. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of the Company (if required by applicable law):

     (1) by mutual written consent duly authorized by the boards of directors of Parent, the Merger Sub and the Company;

     (2) by either Parent or the Company if:

      . any court of competent jurisdiction or other governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable (and the terminating party shall have used reasonable best efforts to prevent the entry of such order); or

      . the Offer is terminated or withdrawn pursuant to its terms (including pursuant to the terms described in Section 13) without any Shares being purchased pursuant to the Offer; provided that Parent may not terminate the Merger Agreement pursuant to this provision if Parent or the Merger Sub shall have materially breached the Merger Agreement and the Company may not terminate the Merger Agreement pursuant to this provision if it shall have materially breached the Merger Agreement;

     (3) by the Company if:

      . the Merger Sub fails to commence the Offer in violation of the Merger Agreement;

      . the Merger Sub shall not have accepted for payment and paid for any Shares pursuant to the Offer in accordance with the terms thereof on or before August 1, 2000 unless such failure is by reason of:

             . any representations and warranties of the Company in the Merger Agreement not being true and correct (except where the failure of such representations and warranties would not reasonably be expected to have, individually or in the aggregate with all other breaches, a Company Material Adverse Effect), and such breach not having been cured pursuant to the terms of the Merger Agreement; or

             . any covenant or agreement contained in the Agreement and required to be performed or complied with by the Company not having been performed and complied with (except where (A) the failure to so perform or comply would not reasonably be expected to have a Company Material Adverse Effect without giving effect to any limitations as to materiality in any such covenant or agreement and (B) such failure would not reasonably be expected materially and adversely to affect the benefits or value that would be obtained by Parent from the consummation of the Offer and the Merger), and such breach not having been cured pursuant to the terms of the Merger Agreement;

      . the Merger Sub fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement; or

      . prior to the purchase of a majority of the Shares pursuant to the Offer if:

             . there shall have been a breach of any representation or warranty in the Merger Agreement on the part of Parent or the Merger Sub in any material respect; or

             . Parent or the Merger Sub shall not have performed or complied with any material covenant or agreement contained in the Merger Agreement; and

             . any such breaches shall not have been cured prior to the earlier of (i) 20 business days following notice of such breach to Parent and the Merger Sub by the Company and (ii) August 1, 2000; provided that Parent and the Merger Sub shall have no right to cure any such breach and the Company may immediately terminate the Merger Agreement in the event that such breach by Parent or the Merger Sub was willful or in the event such breach is not reasonably capable of being cured within such period of time;

     (4) by Parent if:

      .  the Company's Board of Directors shall have

             . withdrawn, modified or changed (including by amendment of the Schedule 14D-9) their recommendation of the Offer, the Merger or the Merger Agreement;

             . failed to publicly reconfirm such recommendation of the Offer promptly upon request by Parent or the Merger Sub;

             . endorsed, approved or recommended any other third party acquisition proposal (as described below under "Acquisition Proposal"); or

             .  resolved to do any of the foregoing; or

      . prior to the purchase of a majority of the Shares pursuant to the Offer the Company shall have breached its agreements described below under "Acquisition Proposals" in any material respect.

   Effect of Termination. In the event of termination of the Merger Agreement by either Parent or the Company, the Merger Agreement shall become void and there shall be no liability or further obligation on the part of the Company, Parent, the Merger Sub or their respective officers or directors, except for obligations enumerated below under "Fees and Expenses" and provisions of the Merger Agreement with respect to confidentiality of and the return or destruction of nonpublic data regarding the Company, the allocation of liability for payment of expenses and fees, and the submission of the parties to jurisdiction in the Chancery Court of Delaware, all of which would survive the termination.

   Fees and Expenses. The Company will be required to pay the Parent a termination payment of $85,000,000 if the Merger Agreement is terminated:

     (1) by Parent:

      . because the Company breaches its obligations under the Merger Agreement with respect to any third-party acquisition proposals (as described below under "Acquisition Proposals");

      . because the Company's Board of Directors withdraws, modifies or changes, or fails to reconfirm upon request by Parent, their recommendation of the Offer, the Merger, or the Merger Agreement;

      . because the Company's Board of Directors endorses, recommends or approves a third-party acquisition proposal;

      . because of the termination of the Offer for the Company's willful breach of any representations and warranties of the Company in the Merger Agreement (except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate with all other breaches, a Company Material Adverse Effect), which breach shall not have been cured pursuant to the terms of the Merger Agreement; or

      . because of the termination of the Offer for the Company's failure to perform and comply with each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by the Company (except where (A) the failure to so perform or comply would not reasonably be expected to have a Company Material Adverse Effect without giving effect to any limitations as to materiality in any such covenant or agreement and (B) such failure would not reasonably be expected materially and adversely to affect the benefits or value that would be obtained by Parent from the consummation of the Offer and the Merger), which breach shall not have been cured pursuant to the terms of the Merger Agreement; or

     (2) by Parent or the Company, if the Offer is terminated or withdrawn pursuant to its terms (including pursuant to the terms described in Section
  13) without any Shares being purchased and prior to such termination an Acquisition Proposal (as defined below under "Acquisition Proposals") shall have been publicly announced or otherwise have become generally known and within nine months following such termination a definitive agreement with respect to such Acquisition Proposal shall have been executed by the Company.

   Acquisition Proposals. The Company has agreed that neither it nor any of its subsidiaries will, and that it will use its reasonable best efforts to cause its and its subsidiaries' officers, directors and employees, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to:

  . initiate, solicit or encourage any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any substantial share of, or purchase of all or substantially all of the assets of, the Company or any of its subsidiaries (any such transaction being referred to herein as a "Company Acquisition Transaction"); or

  . engage in any discussions or negotiations concerning, or provide any confidential or non-public information or data to, or have any discussions with any person (other than its professional advisors) relating to any Company Acquisition Transaction, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Transaction.

   Notwithstanding the foregoing restrictions, the Company has the right to request from a Potential Acquiror (as defined below) such information as may be reasonably necessary for the Board of Directors of the Company to inform themselves as to the material terms of an Acquisition Proposal (as defined below) for the sole purpose of determining whether an Acquisition Proposal constitutes a Superior Proposal (as defined below) if:

  . the Company receives from a financially capable corporation, partnership, person or other entity or group that has not had any discussions with, or been solicited by, the Company or its representatives prior to the date of the Merger Agreement with respect to a possible Company Acquisition Transaction (a "Potential Acquiror") a bona fide written offer or proposal with respect to a Company Acquisition Transaction (an "Acquisition Proposal") that

    . was not solicited in violation of the Company's agreements described in the preceding paragraph; and

    . the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is reasonably likely to lead to a Superior Proposal (as defined below); and

  . the Board of Directors of the Company shall have determined, in good faith after being advised by legal and financial advisors, that taking such action with respect to an Acquisition Proposal from such Potential Acquiror is necessary in order for the Board of Directors of the Company to discharge its fiduciary duties under applicable law; and

  . prior to the Board of Directors of the Company making any determination with respect to any withdrawal of or change to its recommendation of the Offer in connection with or as a result of such an Acquisition Proposal described in the preceding paragraph, Parent shall have had the right for a period of three calendar days to amend the terms of the Offer in response to such Acquisition Proposal.

   For purposes of the Merger Agreement, a "Superior Proposal" shall mean an Acquisition Proposal that is more favorable than the Offer to the Company's stockholders from a financial point of view and is reasonably likely to be consummated.

   The Board of Directors of the Company may also take and disclose to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

   The Company is required promptly to notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal (including the identity of the Potential Acquiror) and the status of any discussions with respect to an Acquisition Proposal.

   Covenants. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, including covenants restricting the Company's ability to take actions which would change or affect the capital structure of the Company, as well as representations and warranties of each of the parties customary in transactions of this kind.

   Amendment of the Merger Agreement. The Merger Agreement may not be amended except by action taken by the respective Boards of Directors of the Company, Parent and the Merger Sub or duly authorized committees thereof, and then only by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. Subject to the Merger Agreement and applicable law, such amendment may take place at any time prior to the closing date of the Merger and either before or after the Company stockholders approve the Offer; provided, however, that after the approval of the Company stockholders is obtained, no amendment may be made which would reduce the amount or change the kind of consideration to be received by the holders of the Shares upon consummation of the Merger, alter or change any term of the articles (or certificate) of incorporation of Parent, Merger Sub or the Company (except as expressly contemplated by the Merger Agreement), or alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely effect the holders of the Shares.

   Treatment of Options and Restricted Shares. Upon the consummation of the Merger, each option to acquire Shares outstanding immediately prior to the Effective Time under the Company's stock option plans or similar arrangements, whether vested or unvested (each, an "Option," and collectively, the "Options"), will automatically, in accordance with the terms thereof or as provided in the separate Change in Control (Stock Options) Agreement effective as of the date of the Merger Agreement with respect to such Option, be converted into, and each holder of an Option will have the right to receive the value of the excess of (x) the value of the consideration which would be paid to the holder of such Option had the Option been fully vested, over (y) the exercise price which would have been paid assuming the Option were fully vested and exercised (such excess is hereinafter referred to as the "Cash Value") from the Company in respect of each outstanding Option (the "Option Payments"); provided that, with respect to any person subject to Section 16 of the Exchange Act, no Merger Consideration will be paid to such person until payment can be made without liability to such person under Section 16(b) of the Exchange Act. Option Payments shall be paid at the times, in such amounts and with interest as provided in and subject to all other provisions of the applicable Option or Change in Control (Stock Options) Agreement; provided, however, that all portions of any Option Payments that would, pursuant to the applicable Option or Change in Control (Stock Options) Agreement, be payable more than 30 months after the Effective Time will instead be paid (subject to the provisions of the applicable Option or Change in Control (Stock Options) Agreement) in quarterly installments as nearly equal as possible, with interest at the rate of 10% per annum, over the first 30 months after the Effective Time. The purchase of the Shares pursuant to the Offer will constitute a "change of control" for purposes of the change-in-control provisions applicable to the Options held by Company employees and by the Company's non-employee directors. The vesting schedules for options held by the Company's non-employee directors and by Marvin S. Cadwell, the Company's President and Chief Executive Officer, are to be accelerated, and such persons will be entitled to the applicable cash payments in respect of their Company Stock Options upon the consummation of the Merger or, in the case of the non-employee directors, their subsequent removal from office. The Company will take such actions (including, without limitation, giving requisite notices to holders of Options advising them of such right to obtain payment for their respective Options) as are necessary to fully advise holders of Options of their rights. From and after the Effective Time, other than as expressly set forth in the foregoing provisions, no holder of an Option will have any other rights in respect thereof other than to receive Option Payments for his or her Options as set forth herein, and the Company will take all reasonably necessary actions to terminate the Company's stock option plans and similar arrangements. The foregoing provisions are subject to the making of any necessary amendments to the Company's stock option plans and other similar agreements. The Company has agreed to use its reasonable efforts to make any such amendments.

   Pursuant to the conversion of Options, based upon the Options outstanding at April 30, 2000 and a $73 Common Stock Price, a total of approximately $97.6 million would be paid to optionees, excluding interest, including approximately $35.1 million to executive officers and approximately $2.1 million to non-employee directors of the Company.

   Upon the consummation of the Merger, each holder of a restricted Share outstanding at the Effective Time will be entitled to receive the Merger Consideration payable with respect to such restricted Share in accordance with the restricted stock agreement or other agreement applicable to such restricted Share; provided that, with respect to any person subject to Section 16 of the Exchange Act, no Merger Consideration will be paid to such person until payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Company will make such payment to the holder, subject to the conditions for vesting contained in the applicable restricted stock or other agreement, on the date on which the restricted share was to have vested; provided, however, that all such payments that would be payable because of vesting dates more than 30 months after the Effective Time will instead be paid, subject to the conditions for vesting contained in the applicable restricted stock or other agreement, in quarterly installments as nearly equal as possible, with interest at the rate of 10% per annum, over the first 30 months after the Effective Time.

   Pursuant to the conversion of restricted Shares, based upon restricted Shares outstanding at April 30, 2000 and a $73 Common Stock Price, a total of approximately $13.1 million would be paid to holders of restricted Shares, excluding interest, including approximately $5.4 million to executive officers of the Company.

   Indemnification of Officers and Directors. The indemnification (and advancement of expenses) provisions of the certificate of incorporation and bylaws of the Company as in effect at the Effective Time may not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this provision and each of the indemnification agreements to which the Company and any of its affiliates, directors and employees are a party as of the date of the Merger Agreement without limit as to time.

   Without limiting the aforementioned indemnification provisions, after the Effective Time, Parent will, to the fullest extent not prohibited under applicable law, guarantee all obligations of the Company for indemnification and advancement of expenses pursuant to the certificate of incorporation and bylaws of the Company in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company and the Offer, the Merger or the other transactions contemplated by the Merger Agreement) or arising out of or pertaining to the Offer, the Merger or the other transactions contemplated by the Merger Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, Parent has agreed to pay the reasonable fees and expenses of counsel selected by the persons entitled to indemnification and advancement of expenses pursuant to the certificate of incorporation or bylaws of the Company, and to certain other customary indemnification provisions.

   Prior to the Effective Time, the Company is permitted to purchase an extension, for up to six years and one month from and after the Effective Time, of the coverage offered under its existing policies of directors' and officers' liability insurance. For a period of at least six years and one month after the Effective Time, Parent has agreed, if necessary, to provide funds sufficient for such policies to be in effect with respect to matters arising on or before the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers, so long as such substitution does not result in lapses of coverage); and provided, however, that Parent will not be required to pay or cause to be paid an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement, and if Parent is unable to obtain the insurance required by this provision, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

   Treatment of Employee Benefits. Following the Effective Time, Parent has agreed to honor, and cause the Company to honor, each Company Plan (as defined below) and the related funding arrangements of such Company Plan in accordance with its terms and shall interpret such Company Plan in accordance with the past practice of the Company. Without limiting the generality of the foregoing, Parent will honor, and cause the Company to honor, all vacation, personal and sick days accrued by employees of the Company and its subsidiaries under any plans, policies, programs and arrangements of the Company and certain affiliates immediately prior to the Effective Time. Parent has agreed that, from the Effective Time until December 31, 2001, Parent will provide, and cause the Company to provide, employee benefits under employee benefit plans to the employees and former employees of the Company and its subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to Company Plans on the date of the Merger Agreement (excluding equity and equity-based compensation). "Company Plan" means (i) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) maintained by the Company and any of its affiliates (within the meaning of ERISA), and (iii) each stock option, stock purchase, stock appreciation right and stock based plan and each material deferred compensation, severance, incentive and bonus plan or agreement maintained by the Company for the benefit of current or former employees or current or former directors of the Company.

   Composition of the Board of Directors. The directors of the Company in office immediately prior to the Effective Time, which will include any designees of the Merger Sub previously elected to the Board of Directors and then serving as directors, will be the directors of the Surviving Corporation after the Effective Time.

   Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of the Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

   If any holder of the Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

   The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

   Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Merger Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

   The Rights presently are transferrable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

12. Source and Amount of Funds.

   The Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $2.1 billion. Parent will finance the Offer and the Merger with funds provided by Siemens AG and its affiliates.

13. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer or the Merger Agreement, in addition to (and not in limitation of) the Merger Sub's rights pursuant to the Agreement to extend and amend the Offer in accordance with the Agreement, the Merger Sub will not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any tendered Shares not theretofore accepted for payment or paid for, and Merger Sub may terminate or amend the Offer (subject to the terms of the Offer described in Section 1) if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Shares for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

     (1) any representations and warranties of the Company in the Merger Agreement shall not be true and correct as of such time (except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate with all other breaches, a Company Material Adverse Effect, without giving effect to any limitations as to materiality in any such representations and warranties) and which failure to be true and correct shall not have been cured prior to the earlier of (i) 20 business days following notice of such failure and (ii) August 1, 2000; provided, however, that the Company shall have no right to cure such failure in the event that such breach by the Company was willful or in the event such failure is not reasonably capable of being cured within such period of time;

     (2) the Company shall not have performed and complied with each covenant or agreement contained in the Agreement and required to be performed or complied with by it (except where (A) the failure to so perform or comply would not reasonably be expected to have a Company Material Adverse Effect, without giving effect to any limitations as to materiality in any such covenant or agreement and (B) such failure would not reasonably be expected materially and adversely to affect the benefits or value that would be obtained by Parent from the consummation of the Offer and the Merger) and which failure to perform or comply shall not have been cured prior to the earlier of (i) 20 business days following notice of such breach and (ii) August 1, 2000; provided, however, that the Company shall have no right to cure such failure to perform or comply in the event that such breach by the Company was willful or in the event such failure is not reasonably capable of being cured within such period of time;

     (3) there shall be pending any suit, action, or proceeding which has a reasonable possibility of success, (i) challenging the acquisition by Parent or the Merger Sub of the Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or the Merger Sub any damages or penalties that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the businesses or assets of the Company or Parent, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Merger Sub to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (v) requiring divestiture by the Merger Sub or any of its affiliates of any Shares or (vi) which otherwise is reasonably likely to have a Company Material Adverse Effect;

     (4) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued, or any statute, rule, regulation, order or injunction which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, entered, promulgated or issued with respect to or deemed applicable to, or any material consent or approval withheld or any other action taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement by any governmental authority or court, other than applicable waiting periods under the HSR Act or the approval period applicable to the Bundeskartellamt, in any case, that in the reasonable judgment of Parent, has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of paragraph (3) above;

     (5) except as disclosed in the Company's financial statements through the quarter ended March 31, 2000, since the date of the Merger Agreement there shall have occurred any events, changes, effects or developments that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect;

     (6) the Merger Agreement shall have been terminated in accordance with its terms;

     (7) any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Merger Sub, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20% of the outstanding Shares;

     (8) all consents and approvals of and notices to or filings with governmental authorities required in connection with the Offer, the Merger and any of the other transactions contemplated by the Merger Agreement shall not have been obtained or made as of the expiration of the Offer, as the same may be extended from time to time in accordance with the Merger Agreement, other than those the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or materially delay consummation of any of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; or

     (9) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany by any governmental entity or (ii) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Germany which could reasonably be expected to have a Company Material Adverse Effect or materially adversely affect or delay the consummation of the Offer.

   The foregoing conditions are for the sole benefit of Parent and the Merger Sub and may be asserted by Parent or the Merger Sub regardless of the circumstances (including any action or inaction by Parent or the Merger Sub) giving rise to any such conditions or may be waived by Parent or the Merger Sub in whole or in part at any time and from time to time, other than the Minimum Condition and the condition that the Merger Agreement not be terminated in accordance with its terms. The failure by Parent or the Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that the Merger Sub reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, the Merger Sub will either promptly pay for such Shares or promptly return such Shares.

   A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

14. Dividends and Distributions.

   Pursuant to the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, set aside or pay any dividend or any other distribution with respect to the Shares other than normally occurring quarterly dividends not in excess of $0.21 per share.

15. Certain Legal Matters.

   General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and the Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by the Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by the Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable the Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. The Merger Sub's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13.

   Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by the Merger Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of the Merger Sub's obligation to accept Shares for payment.

   Pursuant to the HSR Act, Parent expects to file a Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on or about May 11, 2000. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on or about May 26, 2000, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Parent expects the waiting period under the HSR Act to expire at the end of the 15-day period, if not earlier terminated.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by the Merger Sub pursuant to the Offer. At any time before or after the Merger Sub's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by the Merger Sub or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

   German Antitrust. Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO" or Bundeskartellamt) and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of the Shares by Merger Sub pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the time of filing of such information with the FCO to clear the Offer and the Merger or to advise the parties of its intention to investigate the Offer and the Merger in-depth, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. According to the German law against restraints of competition, the purchase of the Shares pursuant to the Offer may not be consummated before the end of the one-month period, and, provided that the FCO has informed the parties about the initiation of an in-depth review within such period, before the end of the four-month period or its agreed-upon extension, unless the FCO has given its clearance to the transaction in writing before the end of such periods. In the course of its reviews, the FCO will examine whether the proposed acquisition of the Shares by Merger Sub pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will act to prohibit the transaction. While Siemens AG, Parent and the Merger Sub do not believe that there is any basis for the FCO to investigate the Offer and the Merger in-depth, there can be no assurance that the FCO will not investigate or oppose the transactions or that the FCO will not extend the waiting period.

   Siemens AG expects to file the information with the FCO on or about May 11, 2000. Siemens AG and Parent currently expect to obtain the requisite clearance by the FCO prior to the scheduled Expiration Date. In the event that such clearance is not obtained prior to the Expiration Date, the Merger Sub will extend the Offer until the end of the applicable one-month waiting period (on or about June 11, 2000) and, if Parent and the Merger Sub deem it necessary, for such longer period as Parent and the Merger Sub may determine in their sole discretion.

   State Takeover Laws.

   Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Merger Sub's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

   Based on information supplied by or on behalf of the Company, the Merger Sub does not believe that any state takeover laws purport to apply to the Offer or the Merger. None of Siemens AG, Parent or the Merger Sub has currently complied with any state takeover statute or regulation. The Merger Sub reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Merger Sub might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Merger Sub might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Merger Sub may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

16. Fees and Expenses.

   Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Merger Sub in connection therewith. The Merger Sub has agreed to pay Credit Suisse First Boston reasonable and customary compensation for its services as Dealer Manager and as financial advisors in connection with the Offer. The Merger Sub has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify Credit Suisse First Boston against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. At any time Credit Suisse First Boston and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

   Georgeson Shareholder Communications Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the Federal securities laws.

   The Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

   None of Siemens AG, Parent or the Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

   Parent and the Merger Sub have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and the NYSE in the manner set forth in Section 8.

   No person has been authorized to give any information or make any representation on behalf of Siemens AG, Parent or the Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          Autobahn Acquisition Corporation

May 10, 2000

                                                                      SCHEDULE A

                      INFORMATION CONCERNING DIRECTORS AND
            EXECUTIVE OFFICERS OF SIEMENS AG, PARENT AND MERGER SUB

   1. Directors and Executive Officers of Siemens AG. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each member of the Supervisory Board and the Board of Managing Directors and executive officers of Siemens AG. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany and the business address of each such person is c/o Siemens AG, Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Siemens AG for the past five years.

                                 Present Principal Occupation or Employment;
                                 Material Positions Held During the Past Five
       Name and Address                             Years
       ----------------        ------------------------------------------------
Supervisory Board
Dr. Karl-Hermann Baumann...... Chairman of the Supervisory Board since February
                               1998. Chief Financial Officer until February
                               1998.


Alfons Graf................... First Deputy Chairman of the Supervisory Board.
                               Chairman of the Central Works Council.


Dr. Rolf-E. Breuer............ Second Deputy Chairman of the Supervisory Board.
 Taunusanlage 12               Spokesman of the Board of Managing Directors of
 D-60325 Frankfurt am Main     Deutsche Bank AG, Frankfurt am Main.
 Federal Republic of Germany


Helmut Cors................... Member of the Supervisory Board. Member of the
 Johannes-Brahms-Platz 1       Federal Executive Committee, Deutsche
 D-20355 Hamburg               Angestellten Gewerkschaft.
 Federal Republic of Germany


Bertin Eichler................ Member of the Supervisory Board. Executive
 Lyoner Strabe 32              Member of the Board of Management of
 D-60528 Frankfurt             Industriegewerkschaft Metall since September
 Federal Republic of Germany   1996. First Representative of
                               Industriegewerkschaft Metall, Amberg until
                               September 1996.

Jean Gandois.................. Member of the Supervisory Board. Independent
 72 rue du Faubourg Saint      consultant since April 1999. President of
 Honore                        Cockerill Sambre S.A., Belgium, until April
 75008 Paris                   1999. Citizen of France.
 France

Birgit Grube.................. Member of the Supervisory Board. Member of the
                               Works Council.

Heinz Hawreliuk............... Member of the Supervisory Board. Union
 Laubenheimer Strabe 88        Secretary, Industriegewerkschaft Metall.
 D-55130 Mainz
 Federal Republic of Germany

                                  Present Principal Occupation or Employment;
                                  Material Positions Held During the Past Five
       Name and Address                              Years
       ----------------         ------------------------------------------------

Ralf Heckmann.................. Member of the Supervisory Board. Chairman of the
                                Combined Works Council.

Robert M. Kimmitt.............. Member of the Supervisory Board. President and
 1600 Riviera Ave.              Vice Chairman of the Board of Commerce One, Inc.
 Suite 200                      Senior partner, Wilmer, Cutler & Pickering,
 Walnut Creek, CA 94596         Washington D.C., until February 2000. Banker,
                                Lehman Brothers until April 1997. Citizen of the
                                United States of America.

Dr. Heinz Kriwet............... Member of the Supervisory Board. Chairman of the
 August-Thyssen-Strabe 1        Supervisory Board of Thyssen Krupp AG since
 D-40211 Dusseldorf             March 1999. Chairman of the Supervisory Board of
 Federal Republic of Germany    Thyssen AG from March 1996 until March 1999.
                                Chairman of the Board of Management of Thyssen
                                AG until March 1996.

Prof. Dr. Hubert Markl......... Member of the Supervisory Board. President of
 Hofgartenstrabe 8              the Max-Planck-Gesellschaft, Munich, since 1996.
 D-80539 Munich                 Professor at the University of Konstanz until
 Federal Republic of Germany    1996.

Georg Nassauer................. Member of the Supervisory Board. Member of the
 Siemensdamm 50-54              Works Council.
 D-13629 Berlin
 Federal Republic of Germany

Dr. Albrecht Schmidt........... Member of the Supervisory Board. Spokesman for
 Am Tucherpark 16               the Managing Directors, Bayerische Hypo-und
 D-80538 Munich                 Vereinsbank AG, Munich.
 Federal Republic of Germany

Dr. Henning Schulte-Noelle..... Member of the Supervisory Board. Chairman of the
 Koniginstrabe 28               Board of Managing Directors, Allianz AG, Munich.
 D-80790 Munich
 Federal Republic of Germany

Georg Seubert.................. Member of the Supervisory Board. Member of the
 Humboldtstrabe 64              Works Council.
 D-90459 Nuremberg
 Federal Republic of Germany

Peter von Siemens.............. Member of the Supervisory Board.

Dr. Daniel L. Vasella.......... Member of the Supervisory Board. President of
 CH-4002 Basel                  Novartis International AG, Basel, Switzerland.
 Switzerland                    Citizen of Switzerland.

Klaus Wigand................... Member of the Supervisory Board. Head of
                                Department Information and Communication of
                                Central Human Resources.

Erwin Zahl .................... Member of the Supervisory Board. Member of the
 Von-der-Taan-Strabe 30         Works
 D-90439 Nuremberg              Council.
 Federal Republic of Germany

                            Present Principal Occupation or Employment;
                            Material Positions Held During the Past Five
    Name and Address                           Years
    ----------------      ------------------------------------------------
Board of Managing
 Directors

Dr. Heinrich v. Pierer..  President and Chief Executive Officer.

Dr. Volker Jung.........  Member of the Board of Managing Directors.

Roland Koch.............  Member of the Board of Managing Directors since
 Hofmannstrabe 51         1997. Member of the Group Executive Committee
 D-81359 Munich           for Public Networks since 1995.
 Federal Republic of
 Germany

Dr. Edward G. Krubasik..  Member of the Board of Managing Directors since
 Werner-von-Siemens-      1997. Director at McKinsey & Company Inc.,
 Strabe 50                Munich, until January 1997.
 D-91052 Erlangen
 Federal Republic of
 Germany

Rudi Lamprecht.........   Member of the Board of Managing Directors and
 Hofmannstrabe 51         Chief Executive Officer and Group President of
 D-81359 Munich           the Information and Communication Mobile
 Federal Republic of      Division of Siemens AG since April 2000. Chief
 Germany                  Executive Officer and Group President of the
                          Information and Communication Products Division
                          of Siemens AG from September 1998 until April
                          2000. Chairman of the Group Executive Committee
                          of the Private Communication Systems Division of
                          Siemens AG from June 1998 until September 1998.
                          Member of the Board of Managing Directors of
                          Siemens Nixdorf Informationssysteme AG from
                          January 1998 until June 1998. President of
                          Region Europe Siemens Nixdorf
                          Informationssysteme AG prior to January 1998.

Heinz-Joachim             Member of the Board of Managing Directors and
 Neuburger..............  Head of the Corporate Finance Department since
                          1997. Executive Director at Siemens Ltd.,
                          Bombay, from April 1996 until November 1997.
                          Head of Treasury Department until April 1996.

Prof. Peter Pribilla....  Member of the Board of Managing Directors.

Jurgen Radomski.........  Member of the Board of Managing Directors.
 Werner-von-Siemens-
 Strabe 50
 D-91052 Erlangen
 Federal Republic of
 Germany

Dr. Gunter Wilhelm......  Member of the Board of Managing Directors.
 Werner-von-Siemens-
 Strabe 50
 D-91052 Erlangen
 Federal Republic of
 Germany

Prof. Dr. Claus           Member of the Board of Managing Directors since
 Weyrich................  1996. Head of Corporate Research since 1994.
 Otto-Hahn-Ring 6
 D-81739 Munich
 Federal Republic of
 Germany

Dr. Klaus Wucherer......  Member of the Board of Managing Directors since
 Gleiwitzer Strabe 555    August 1999. President of the Automation &
 D-90475 Nuremberg        Drives Group since September 1998. Vice
 Federal Republic of      President of the Automation & Drives Group since
 Germany                  1996. Division Head until 1996.

   2. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022.

                                  Present Principal Occupation or Employment;
                                               Material Positions
       Name and Address                 Held During the Past Five Years
       ----------------         ------------------------------------------------
Prof. Peter Pribilla........... Director and Chairman of the Board of Directors
Siemens AG                      of Parent and Member of the Board of Managing
Wittelsbacherplatz Z            Directors of Siemens AG. Citizen of Federal
D-80333 Munich                  Republic of Germany.
Federal Republic of Germany

Heinz-Joachim Neuburger........ Member of the Board of Managing Directors and
Siemens AG                      Head of the Corporate Finance Department of
Wittelsbacherplatz Z            Siemens AG since 1997. Executive Director at
D-80333 Munich                  Siemens Ltd., Bombay, from April 1996 until
Federal Republic of Germany     November 1997. Head of Treasury Department until
                                April 1996.

Gerhard Schulmeyer............. Director, President and Chief Executive Officer
                                of Parent. Formerly President and Chief
                                Executive Officer of Siemens Nixdorf
                                Informationssysteme AG, Munich. Citizen of the
                                Federal Republic of Germany.

Gerald Wright.................. Executive Vice President and Chief Financial
                                Officer of Parent since October 1998. Executive
                                Vice President and Chief Financial Officer of
                                Siemens Business Communication Systems until
                                October 1998. Citizen of Germany.

Michael W. Schiefen............ Vice President--Corporate Development of Parent.

E. Robert Lupone............... Vice President, General Counsel and Secretary of
                                Parent since September 1999. Associate General
                                Counsel of Parent from 1998 until September
                                1999. Senior Counsel of Parent until 1998.

Ruth Fattori................... Vice President of Human Resources of Parent
                                since September 1999. Managing Director,
                                Operations Europe of GE Capital until September
                                1999.

Dana Scott Deasy............... Vice President and Chief Information Officer of
                                Parent since September 1999. Chief Information
                                Officer of Locomotive Group of General Motors
                                until September 1999.

Dr. Doris Larmann.............. Vice President (Acting) of Corporate
                                Communications of Parent since October 1999.
                                Chief Communications and Marketing Consultant to
                                Information and Communication Products Group of
                                Siemens AG until October 1999.

   3. Directors and Executive Officers of Merger Sub. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Merger Sub. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022.

                                    Present Principal Occupation or Employment;
                                                 Material Positions
        Name and Address                  Held During the Past Five Years
        ----------------          ------------------------------------------------
Michael W. Schiefen.............. Director and President of Merger Sub. Vice
                                  President-- Corporate Development of Siemens
                                  Corporation.

E. Robert Lupone................. Director and Vice President of Merger Sub.

                                  Secretary of Merger Sub. Legal counsel to
Kenneth R. Meyers................ Parent.

   Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.

   By Registered Mail:         By Hand Delivery:        By Overnight Courier:


     Reorganization             Reorganization             Reorganization
       Department                 Department                 Department
  Post Office Box 3301           120 Broadway            85 Challenger Road
  South Hackensack, NJ            13th Floor               Mail Stop-Reorg
          07606               New York, NY 10271         Ridgefield Park, NJ
                                                                07660

                           By Facsimile Transmission:

                                 (201) 296-4293
                        (for eligible institutions only)

                      Confirm Facsimile by Telephone Only:

                                 (201) 296-4860

   Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               [Georgeson][LOGO]

                          17 State Street, 10th Floor
                            New York, New York 10004
                          Call Collect (212) 440-9800
                         Call Toll Free (800) 223-2064

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                            New York, NY 10010-3629
                         Call Toll Free: (800) 646-4543